EXHIBIT 99.2

Unaudited Financial Statements:

Condensed Combined Balance Sheets as of June 30, 2010 and December 31, 2009	2

Condensed Combined Statements of Income for the six months ended June 30, 2010 and 2009	3

Condensed Combined Statements of Members’ Equity for the six months ended June 30, 2010 and 2009	4

Condensed Combined Statements of Cash Flows for the six months ended June 30, 2010 and 2009	5

Notes to Unaudited Condensed Combined Financial Statements	6

Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC

Unaudited Condensed Combined Balance Sheets

June 30, 2010 and December 31, 2009

(In Thousands)

	June 30, 2010	December 31, 2009
Assets:
Current Assets
Cash and cash equivalents	$3,843	$—
Trade receivables, less allowance for doubtful accounts of $187 and $158, respectively	21,793	15,769
Trade receivables from related parties	2,755	4,265
Prepaid expenses and other current assets	1,218	289

Total current assets	29,609	20,323
Property and Equipment, net	4,752	4,258
Finite-Life Intangible Assets, less accumulated amortization of $1,055 and $837, respectively	1,140	1,358
Other Long-Tem Assets	—	6

Total assets	$35,501	$25,945

Liabilities and Members’ Equity
Current Liabilities
Current portion of long-term debt	$45	$44
Accounts payable	30,066	16,458
Accrued compensation costs	1,972	504
Accrued liabilities	2,374	1,395
Customer deposits	45	62
Deferred revenue	—	120

Total current liabilities	34,502	18,583

Long-Term Liabilities
Long-term debt	35	57
Other long-term liabilities	331	312

Total long-term liabilities	366	369

Total liabilities	34,868	18,952
Commitments and Contingencies
Members’ Equity	633	6,993

Total liabilities and members’ equity	$35,501	$25,945

See Notes to Unaudited Condensed Combined Financial Statements.

Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC

Unaudited Condensed Combined Statements of Income

For the Six Months Ended June 30, 2010 and 2009

(In Thousands)

	Six months ended
	June 30, 2010	June 30, 2009
Revenues (Note 3)	$24,690	$27,227

Expenses:
General and administrative	5,781	6,010
Salaries and benefits	11,667	11,862
Advertising and marketing	32	68

Total operating expenses	17,480	17,940

Operating income	7,210	9,287

Other income (expense):
Interest expense	(3)	(5)
Other income	23	4

Total other income (expense)	20	(1)

Net income	$7,230	$9,286

See Notes to Unaudited Condensed Combined Financial Statements.

Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC

Unaudited Condensed Combined Statements of Members’ Equity

For the Six Months Ended June 30, 2010 and 2009

(In Thousands)

	Members’ Equity	Due From TLG and Its Subsidiaries (Note 3)	Total
Balance, January 1, 2010	$28,086	$(21,093)	$6,993
Net income	7,230	—	7,230
Net payments made to parent and its subsidiaries (Note 3)	—	(13,590)	(13,590)

Balance, June 30, 2010	$35,316	$(34,683)	$633

	Members’ Equity	Due From TLG and Its Subsidiaries (Note 3)	Total
Balance, January 1, 2009	$13,544	$(4,536)	$9,008
Net income	9,286	—	9,286
Net payments made to parent and its subsidiaries (Note 3)	—	(12,773)	(12,773)

Balance, June 30, 2009	$22,830	$(17,309)	$5,521

See Notes to Unaudited Condensed Combined Financial Statements.

Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC

Unaudited Condensed Combined Statements of Cash Flows

For the Six Months Ended June 30, 2010 and 2009

(In Thousands)

	Six Months Ended
	June 30, 2010	June 30, 2009
Cash Flows From Operating Activities
Net income	$7,230	$9,286
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,171	1,101
Amortization	218	218
Changes in operating assets and liabilities:
Receivables	(4,514)	(448)
Prepaid expenses and other current assets	(923)	50
Accounts payable	13,608	1,172
Accrued liabilities	2,466	(1,557)
Deferred revenue	(120)	—
Customer deposits	(17)	3,485

Net cash provided by operating activities	19,119	13,307

Cash Flows From Investing Activities
Purchases of property and equipment	(1,665)	(514)

Net cash used in investing activities	(1,665)	(514)

Cash Flows From Financing Activities
Payments of long-term debt	(21)	(20)
Net payments made to Travel Leaders Group, LLC	(13,590)	(12,773)

Net cash used in financing activities	(13,611)	(12,793)

Increase in cash and cash equivalents	3,843	—
Cash and Cash Equivalents, beginning of period	—	—

Cash and Cash Equivalents, end of period	$3,843	$—

Cash Paid During the Period for the Following:
Interest	$2	$5

See Notes to Unaudited Condensed Combined Financial Statements.

Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC

Notes to Unaudited Condensed Combined Financial Statements

Note 1. Organization, Business and Significant Accounting Policies

Organization: On January 28, 2008, TAG Investment Holdings, LLC (TAG Investment), through its new subsidiary, currently known as Travel Leaders Group (TLG), acquired the assets of Carlson Travel Group, Inc. (CTG), which comprised Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC, among others not reported here.

Basis of presentation: The accompanying unaudited condensed combined financial statements include the accounts and transactions of Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC (collectively referred to herein as CLTS or the Company) as of June 30, 2010 and December 31, 2009, and revenues and expenses for the six month periods ended June 30, 2010 and 2009. Significant intercompany transactions and accounts have been eliminated from the unaudited condensed combined financial statements.

Use of estimates: In presenting these unaudited condensed combined financial statements, management makes estimates and assumptions that affect reported amounts of assets and liabilities and related disclosures, and disclosure of contingent assets and liabilities, at the date of the financial statements, and reported amounts of revenues and expenses during the reporting periods. Estimates, by their nature, are based on judgments and available information at the time. As such, actual results could differ from those estimates. In management’s opinion, the unaudited condensed combined financial statements contain all normal recurring adjustments necessary for a fair presentation of interim results reported. The results of operations reported for interim periods are not necessarily indicative of the results of operations for the entire year or any subsequent interim period.

The accompanying unaudited condensed combined financial statements were prepared in conformity with generally accepted accounting principles. In addition, the accompanying unaudited condensed combined financial statements have been prepared in accordance with the instructions to Form 10-Q and following the guidance of Rule 10-01 of Regulation S-X for interim financial statements required to be filed with the U.S. Securities and Exchange Commission (the SEC). As permitted under such rules, certain notes and other financial information normally required by accounting principles generally accepted in the United States of America have been condensed or omitted; however, the unaudited condensed combined financial statements do include such notes and financial information sufficient so as to make the interim information presented not misleading. These unaudited condensed combined financial statements should be read in conjunction with the audited combined financial statements and related notes of the Company as of December 31, 2009.

Business: CLTS primarily provides third-party travel fulfillment services to businesses who offer loyalty reward programs to their customers. More than 78 percent of CLTS’ revenues are derived from large financial institutions that offer point reward programs to their credit card holders. Within these reward programs, travel products are a prominent reward offering. CLTS services requests for program travel redemptions originating from the loyalty program members on behalf of the financial institutions.

Income Taxes: As a limited liability company, the Company’s taxable income or loss is allocated to members in accordance with their respective percentage ownership. Therefore, no provision or liability for income taxes has been included in the condensed combined financial statements.

Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC

Notes to Unaudited Condensed Combined Financial Statements (Continued)

Note 1. Organization, Business and Significant Accounting Policies (Continued)

Certain risks and concentrations: The Company’s business is subject to certain risks and concentrations, including dependence on relationships with travel suppliers, primarily airlines and hotels, dependence on third-party technology providers, exposure to risk associated with online commerce security, and credit card fraud. The Company also relies on global distribution system partners and third-party service providers for certain fulfillment services. In addition, the Company bears risk in the concentration of clients, as a large portion of revenue is earned through a relatively small number of major client programs.

For the six months ended June 30, 2010 and 2009, the Company had four customers who each accounted for more than 10 percent of revenues, with a total of approximately 68 percent and 55 percent, respectively.

The Company was the primary travel provider for Capital One Financial Corporation’s loyalty rewards program in 2009. Revenues relating to Capital One were $2.3 million and $6.6 million, representing approximately 9 percent and 24 percent of the Company’s total revenues in the six months ended June 30, 2010 and 2009, respectively. Capital One terminated the contract effective February 2010. Some residual servicing of transactions previously booked will continue for the account for several months; however, the Company expects activity relating to this client to completely cease during 2010.

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. Concentrations of credit risk exist with financial institution clients where the Company funds the cost of travel redemption transactions and recovers those costs and service fee revenues from the clients. At June 30, 2010 and December 31, 2009, the Company had trade accounts receivable balances outstanding with the aforementioned four customers in the amounts of $10.9 million and $7.7 million, respectively. Amounts past due as of June 30, 2010 and December 31, 2009, were less than $1,000 for each period presented.

Note 2. Intangible Assets, Net

Information regarding the Company’s intangible assets as of June 30, 2010 and December 31, 2009 is as follows (in thousands):

	June 30, 2010
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks	Indefinite	$13	$—	$13
Customer relationships	5 years	2,182	(1,055)	1,127

Total		$2,195	$(1,055)	$1,140

	December 31, 2009
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks	Indefinite	$13	$—	$13
Customer relationships	5 years	2,182	(837)	1,345

Total		$2,195	$(837)	$1,358

Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC

Notes to Unaudited Condensed Combined Financial Statements (Continued)

Note 3. Related-Party Transactions

The Company recognizes revenue from entities that have common ownership. Revenues from these related entities include GDS revenue and credit card rebate programs. Total related revenue recognized was approximately $6.7 million and $5.3 million for the six months ended June 30, 2010 and 2009, respectively. As of June 30, 2010 and December 31, 2009, the Company had $2.8 million and $4.3 million in trade receivables from these related parties, respectively. In addition, as of December 31, 2009, the Company had $120,000 of deferred revenue from these related parties. There was no deferred revenue from these related parties as of June 30, 2010.

The Company participates in a cash management program with TLG, whereby cash balances are swept daily to TLG. The Company also reimburses TLG for the use of the office space that it occupies and certain operating expenses that are paid by TLG. Amounts paid to TLG are settled through the due from TLG and its subsidiaries account. The total corporate expense allocations from TLG were approximately $663,000 and $1,170,000 for the six months ended June 30, 2010 and 2009, respectively. Periodically the Company borrows from or loans amounts to wholly owned subsidiaries of TLG at the direction of TLG, the net balance of which is included in the due from TLG and its subsidiaries balance. TLG monitors the working capital needs of its subsidiaries, including the Company, and would only repay amounts due to the Company if it was necessary to fund operations. As such, the net balance due from TLG and its subsidiaries is included in members’ equity.

At June 30, 2010 and December 31, 2009, the Company had amounts due from TLG and its subsidiaries included within members’ equity as follows (in thousands):

	June 30, 2010	December 31 2009
TLG	$33,774	$20,264
Travel Leaders Franchise Group, LLC	749	652
Travel Leaders Leisure Group, LLC and Travel Leaders Corporate, LLC	169	186
Tzell Travel, LLC	(9)	(9)

	$34,683	$21,093

On July 1, 2010, in connection with the sale of the Company as discussed further in Note 5, all balances due from TLG and subsidiaries were written off.

All assets of the Company serve as collateral on TLG credit agreements in a line of credit and debt with outstanding balances totaling $0 and $21,485,000, respectively, at June 30, 2010 and $3,687,000 and $26,250,000, respectively, at December 31, 2009. The outstanding debt balance was repaid in full as of July 1, 2010 in conjunction with the sale of the Company as discussed further in Note 5. The TLG credit agreements contain various restrictive covenants, including requirements to maintain certain financial ratios, as defined within the agreements.

Note 4. Commitments and Contingencies

Legal proceedings: In the ordinary course of business, the Company is party to various lawsuits. In the opinion of management, these lawsuits are not expected to have a material impact on the liquidity, results of operations, or financial condition of the Company. Other potential contingent matters are also reviewed, including value-added tax, federal excise tax, transient occupancy or accommodation tax, employee matters, and similar matters. Management does not believe that the aggregate amount of liability that could be reasonably possible with respect to these matters would have a material adverse effect on the condensed combined financial results.

Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC

Notes to Unaudited Condensed Combined Financial Statements (Continued)

Note 5. Subsequent Events

Subsequent events have been evaluated through September 1, 2010, the date that the condensed combined financial statements were issued.

On July 1, 2010, all the membership interests in the Company and OEP TAG Holdings, LLC (OEP) were purchased by Affinion Loyalty Acquisition, LLC, a subsidiary of Affinion Group, Inc. Prior to the purchase, all the assets and liabilities of OEP, with the exception of its ownership interest in the Company, were distributed to the prior owners. Therefore, the activities of the Company were effectively all that was acquired.